Exhibit 99.1

March 28, 2014

JA Energy

Attn: Jim Lusk

Gene Shane

Paul Jarrett

7495 W Azure Dr,

Las Vegas, NV 89130

Dear Board of Directors,

In light of the recent developments at JA Energy and my disagreement with the direction of the company, I must tender my resignation to the board. My final act as a board member is to move that any sale of company assets, agreements to royalties etc., be put to a vote of the shareholders.

Sincerely,

/s/ Jennifer Roberts 3/28/2014

Jennifer Roberts